EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (“Agreement”) dated as of the 6th Day of September 2013 (the "Effective Date") by and among WoodGate Energy Corporation, a Delaware corporation (“Parent"), E & P CO, LLC, a Texas limited liability company ("Company"), and each of the Members of the Company, all of whom are listed on Schedule A hereto (each, a Member and, together the "Members"). Each of Parent, Company, and each of the Members may, sometimes herein, be referred to as a "Party" and, together, the "Parties").

BACKGROUND

Each of the Members of the Company desires to exchange each, and all, of the Member Units (each a "Unit" and, together, "Units" ) such Member owns in the Company (as set-forth in Schedule A) for a specific number of shares of voting common stock, par value $0.0001 per share, of Parent (the “Parent Shares”) as set-forth in Schedule A, on the terms and subject to the conditions set forth herein (the “Exchange”).

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE COMPANY UNITS AND THE PARENT SHARES

Section 1.1 The Units. The Units shall be exchanged for Parent Shares and the Parent Shares shall be exchanged for the Units held by each of the Members in number as set-forth in schedule A, pursuant to Article II hereof, which is intended to qualify as a Tax-Free Acquisition under Section 368(a)(1)(B) of the Internal Revenue Code (together, the "Exchange").

ARTICLE II

EXCHANGE COMPANY MEMBER UNITS FOR PARENT COMMON SHARES

Section 2.1 Merged Assets. The unaudited financial statements of the Company as of the 31st August 2013 show total Capitalization, (“Merged Assets”) in the aggregate of $6,699,813.

Section 2.2 Exchange for Merged Assets. At the Exchange Closing and upon the terms and subject to the conditions of this Agreement, each of the Members agrees to exchange all of such Member's Units for the designated number of Parent Common Shares as set forth in schedule A, all of which are authorized and which will be issued by Parent. Such exchange will be executed based on 10,000 Parent Common Shares for each Member Unit of the Company.

Section 2.3 Company Debt. As of 31st August 2013, the Company's unaudited financial statements show outstanding debt to various creditors, (“Creditors” and each “Creditor”) totaling $9,440,835.

Section 2.4 Exchange for Company Debt. At the Exchange Closing and upon the terms and subject to the conditions of this Agreement, each of the Creditors of the Company agrees to transfer its outstanding loans receivable from the Company in exchange for a proportionate equity in the Parent in the form of Parent Common Shares. Parent shall issue to each such Creditor the designated number of Common Shares as set forth in Schedule A. Such Exchange will be based on one Common Share for each $0.71 of Debt as of 31st August 2013.

Section 2.5 Exchange Closing.

(a) Each Member will deliver a certificate, endorsed for transfer to Parent, representing the Units being exchanged and, and Parent will deliver a certificate, endorsed for transfer to each Member, representing the Parent Shares being exchanged in the number set forth in Section 1.1 hereof. Subject to the satisfaction of the conditions set forth in Article VII, the time and date of such deliveries shall be 10:00 a.m., Houston time, on a date and at a place to be specified by the Parties (the “Exchange Closing”), which date shall be no later than the day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, as evidenced by, and specified in, a Notice signed by each of the Parties.

(b) The documents to be delivered at the Exchange Closing by or on behalf of the Parties hereto pursuant to this Article II and any additional documents reasonably requested by either Party pursuant to Section 6.2, will be delivered at the Exchange Closing at the address of the offices of Company set forth in Section 8.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as of the date hereof that:

Section 3.1 Existence and Power. The Company is a limited liability company duly formed and validly existing under, and in compliance with, the laws of the State of Texas. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

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Section 3.2 Business. On October 2, 2006, E&Pco, LLC entered into an Exploration Agreement With Coalbed Methane Lease Option East (“IP Agreement”) with International Paper Company, a New York corporation (“IP”) granting rights to explore for, and otherwise evaluate, deposits of coal containing coal bed methane (“CBM”) in certain areas in Caldwell Parish, Louisiana comprising approximately Nine Thousand Six Hundred and Sixty-One (9,661) acres (the “Option Area”) as more particularly described in the Lease, attached hereto, for the purpose of determining whether to exercise the lease option (“Lease Option”) granted in the IP Agreement and proceed with development and production in the Option Area (the “Project’); Further, E&Pco LLC did exercise the Lease Option and entered into and executed that certain Coalbed Methane Lease dated the 1st day of May 2008. Further E&P CO. LLC is making regular annual renewals of such lease as deem currently legally valid right to the project and development thereof and clear from any third party rights and liens; Further E&P LLC entered into a Participation Agreement on 25th June 2013 with Prestige O&G, LLC to regulate their partnership in Project where each hold 50% interest in the Project.

Section 3.3 Capitalization. The Company, as a Texas limited liability company, does not have common stock, or any other type or class of stock; instead, Texas law authorizes limited liability companies to issue "Member Units". The Company had 1,333.7280 Member Units issued and outstanding as of September 6, 2013 (the “Company Capitalization Date”)

As of the Company Capitalization Date, the Company had no authorized or outstanding Options to purchase Units or any other type of instrument, program, plan or agreement entitling anyone to acquire Units or any other equity interest, in whole or part. All of the issued and outstanding Member Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.4 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company and each of the Members requiring such authorization, and this Agreement is a valid and binding obligation of the Company and each of the Members, enforceable against each of them in accordance with its terms.

Section 3.5 Board Approval. The transactions contemplated by this Agreement, including without limitation the issuance of the Units and the compliance with the terms of this Agreement, have been unanimously adopted, approved, and declared advisable unanimously by the Board of Managers of the Company.

Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Certificate of Formation, Operating Agreement, or other governing instrument of the Company.

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Section 3.7 Exchange for Own Account. Each of the Members of the Company is acquiring the Parent Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”).

Section 3.8 Private Placement. The Company understands that (i) the Parent Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by Parent in a transaction exempt from the registration requirements thereof and (ii) the Parent Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Parent may issue new shares - Common or Preferred - in compliance with its plans to meet the minimum capitalization to meet its strategic and business plans. The Parties have the right to subscribe in any offerings of new shares as complaint with terms set forth for each offering. Likewise, Parties may decide not to participate in any of such future offerings which may result in a dilution of its interest in the Parent.

Section 3.9 Legend. Each certificate representing an Exchange Share will bear a legend to the following effect unless Parent determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as of the date hereof that:

Section 4.1 Existence and Power. Parent is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Parent, and this Agreement is a valid and binding obligation of Parent, enforceable against it in accordance with its terms.

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Section 4.3 Valid Issuance. For the purpose of this Exchange, Parent shall issue 13,337,280 Common Shares to be allocated for the Members for Merged Assets in accordance with this Agreement and as set forth in Schedule A. In addition, Parent shall issue 13,296,950 Common Shares to be allocated for the Creditors of the Company (“Creditors Issue”) in accordance with this Agreement and as set forth in Schedule A. The Parent Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Parent Shares will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of Parent.

Section 4.5 Exchange for Own Account. Parent is acquiring the Units for its own account and not with a view to the distribution thereof in violation of the Securities Act.

Section 4.6 Exempt Transaction; No Transfer. Parent understands that (i) the Units have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Units may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

Section 4.7 Legend. Each certificate representing a Parent Shares will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THE SHARES REPRESENTED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED,S OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE V

CONDITIONS TO EXCHANGE CLOSING

Section 5.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of the Parties hereunder to effect the Exchange shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

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ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, demands, claims and other communications that are required to be, or which may be, given by either Party (“Notifying Party”) under this Agreement (each, a “Notice”) shall be in writing addressed to the other Party (“Intended Recipient”), at the relevant Intended Recipient’s address set forth below. Any Notice shall be (i) delivered in person or by same day or overnight courier, (ii) sent by electronic facsimile or E-mail transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the Intended Recipient as follows:

If to Parent:	If to Company:

WOODGATE ENERGY CORPORATION	E & P CO, LLC

2500 Tanglewilde St., Ste. 260	2500 Tanglewilde St., Ste. 260
Houston, TX 77063	Houston, TX 77063
Tel: 713-978-6551	Tel: 713-978-6551
E-mail: okaldirimj@e-pco.com	E-mail: okaldirimj@e-pco.com
FAX: 713-978-6772	FAX: 713-978-6772

By Notice given in accordance with this Section, either Party may provide, at any time, a different address for notice under this Section.

A Notice shall be effective (“Notice Effective Date”) (i) if delivered in person or by courier, upon actual receipt by the Intended Recipient, (ii) if sent by electronic facsimile or email transmission, when the Notifying Party receives facsimile or email confirmation that such notice was received at the facsimile number or email address, as the case may be, of the Intended Recipient, or (iii) if mailed, upon the earlier of five (5) business days after deposit in the mail or the date of delivery as shown by the return receipt therefor.

Section 6.2 Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other Party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Parent. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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Section 6.4 Fees and Expenses. Each Party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 6.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 6.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Texas. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 76.9 Severability. In the event any provision of this Agreement shall be held to be invalid, illegal, or unenforceable by final judgment of a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impair thereby, subject to the following provisions. In the event of any such judgment, the Parties shall cooperate in good faith to amend this Agreement in such manner as shall give effect thereto while preserving the existing benefit of its bargain for each of the Parties and minimizing disruption to, and the existing relationships, agreements, and arrangements of, each of them. However, no such amendment shall i) materially and adversely affect the economic relationship of the Parties; or, ii) cause either of the Parties to incur additional material obligations or liabilities. Such approval or disapproval by either of the Parties shall not be withheld, delayed, or conditioned unreasonably.

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Section 6.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

PARENT:

WOODGATE ENERGY CORPORATION

By	/s/ Fuad Alhumoud
Fuad Alhumoud
Title:	Director

COMPANY:

E & P CO, LLC		Prestige O&G, LLC

By	/s/ Osman KaldirimJr.	By	/s/ Osman Kaldirim
	Osman KaldirimJr.		Osman Kaldirim
Title:	Vice President	Title:	Vice Chairman

Rasan Associates, LLC		Rasan Private Equity Inc.

By	/s/ Fuad Alhumoud	By	/s/ Abdulrahman AlKooheji
	Fuad Alhumoud		Abdulrahman AlKooheji
Title:	Manager	Title:	Director

Delta O&G, LLC		Caldwell US, Inc.

By	/s/ Osman Kaldirim	By	/s/ Abdulla Al-Faddagh
	Osman Kaldirim		Abdulla Al-Faddagh
Title:	Manager	Title:	Director

EPMD, LLC		Rasan Energy Company

By	/s/ Osman Kaldirim	By	/s/ Hamed Alhumoud
	Osman Kaldirim		Hamed Alhumoud
Title:	Chairman	Title:	Chairman

Univest, Inc.

By	/s/ Fuad Alhumoud
Fuad Alhumoud
Title:	Director

SCHEDULE A

TABLE 1 – Allocation of Common Shares for Merged Assets

S. No.	Holder	Common Shares of Woodgate Energy to be Allocated to Members of EPCO
1	Caldwell US, Inc.	6,542,580
2	Rasan Associates, LLC	274,377
3	EPMD, LLC	5,057,885
4	Delta O&G, LLC	1,462,438
	TOTAL	13,337,280

TABLE 2 – Allocation of Common Shares against Debt

S. No.	Holder	No. of Debt Shares
1	Caldwell US, Inc	210,528
2	Rasan Associates, LLC	2,000,000
3	Rasan Private Equity Inc.	1,498,592
4	EPMD, LLC	8,578,827
5	Delta O&G, LLC	1,009,003
	TOTAL	13,296,950